     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997

                         Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -----------------

                              DIPLOMAT CORPORATION
             (Exact name of Registrant as specified in its charter)

DELAWARE                            5137                          13-3727399
-----------------        -------------------------           -------------------
(State or other             (Primary Standard                   (IRS Employer
 jurisdiction of         Industrial Classification           Identification No.)
 incorporation or                  Code)
 organization)

                               25 Kay Fries Drive
                          Stoney Point, New York 10980
                                 (914) 786-5552
          ------------------------------------------------------------
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                     Consulting Agreement dated May 13, 1997
                     ---------------------------------------
                            (Full Title of the Plan)

                               JONATHAN ROSENBERG
                                    President
                              DIPLOMAT CORPORATION
                               25 Kay Fries Drive
                          Stoney Point, New York 10980
                                 (914) 786-5552
            --------------------------------------------------------
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies To:
                               JAY KAPLOWITZ, ESQ.
              Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP
                         101 East 52nd Street, 9th Floor
                            New York, New York 10022
                                 (212) 752-9700


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
Title of          Amount Being     Proposed Maximum       Proposed          Amount of
Securities To     Registered(1)    Offering Price Per     Maximum           Registration
Be Registered                      Security(2)            Aggregate         Fee
                                                          Offering Price
-------------------------------------------------------------------------------------------
Common
Stock, par
value $.0001
per share         100,000(3)       $3.03125(4)            $303,125          $100.00
-------------------------------------------------------------------------------------------
Total
Registration
Fee                                                                         $100.00
-------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The price is estimated in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3) These shares were issued pursuant to a consulting agreement between the Company and Mr. Hugh Levey dated May 13, 1997.

(4) Based on the average of the closing bid and asked prices per share of the Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System on June 17, 1997.


                                      (ii)

                              DIPLOMAT CORPORATION

                             Cross-Reference Sheet
                   (Between Items of Form S-3 and Prospectus)

Form S-3 Item and Caption                Prospectus Captions
-------------------------                -------------------

1.   Forepart of Registration            Front Cover Page
     Statement and Cover Page
     of Prospectus

2.   Inside Front and Outside            Inside Front and Outside Back Cover
     Back Cover Pages of Prospectus      Page; Additional Information,
                                         Incorporation of Certain Documents by
                                         Reference

3.   Summary Information and Risk        The Company; Risk Factors
     Factors

4.   Use of Proceeds                     Use of Proceeds

5.   Determination of Offering Price     Inside Front Cover

6.   Dilution                            *

7.   Selling Security Holders            Selling Stockholder

8.   Plan of Distribution                Plan of Distribution

9.   Description of Securities           *
     to be Registered

10.  Interests of Named Experts          Legal Matters, Experts
     and Counsel

11.  Material Changes                    Risk Factors

12.  Incorporation of Certain            Incorporation of Certain Information
     Information by Reference            by Reference

13.  Disclosure of Commission            Indemnification of Officers
     Position on Indemnification         and Directors
     for Securities Act Liabilities

* Not Applicable

                                     (iii)

                                EXPLANATORY NOTE

This Registration Statement on Form S-8/S-3 relates to the registration of 100,000 shares (the "Shares") of Common Stock, par value $.0001 per share (the "Common Stock") of Diplomat Corporation, a Delaware Corporation ("Diplomat" or the "Company") by the Company, on behalf of Hugh Levey (the "Selling Stockholder"). Such Shares were issued to the Selling Stockholder in connection with a written consulting agreement between the Selling Stockholder and the Company, dated May 13, 1997 (the "Consulting Agreement"). A Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-3 relating to the Shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of the Form S-8, the information required by
Part I is not required to be filed with the Securities and Exchange Commission (the "Commission").

The Company will provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to Diplomat Corporation, 25 Kay Fries Drive, Stoney Point, New York 10980, Attention: Secretary, telephone number (914) 786-5552.

                                      (iv)

                   Subject to Completion, Dated June 20, 1997

PROSPECTUS

                              DIPLOMAT CORPORATION

                                   ----------

                         100,000 SHARES OF COMMON STOCK

                          Par Value, $.0001 Per Share

                                   ----------

This Prospectus relates to the offer and sale of 100,000 shares (the "Shares") of Common Stock, par value $.0001 per share (the "Common Stock"), of Diplomat Corporation, a Delaware corporation ("Diplomat" or the "Company"), by the Company, on behalf of Hugh Levey (the "Selling Stockholder"). The Shares were issued to the Selling Stockholder pursuant to a written consulting agreement between the Selling Stockholder and the Company, dated May 13, 1997 (the "Consulting Agreement"). The Company's Common Stock is traded on the over-the-counter market on the NASDAQ Small Cap Market ("NASDAQ"). On June 17, 1997, the closing bid and asked quotations for the Common Stock as reported on NASDAQ were $3 and $3 1/16 per share, respectively.

The Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholder or through brokers in the over-the-counter market or otherwise at market prices prevailing at the time of such sales or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. No specified brokers or dealers have been designated by the Selling Stockholder and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholder will be the proceeds received by him upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus. The Company will not receive any proceeds from any sales by the Selling Stockholder.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THIS SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by referenced herein and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not be lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."

                        ------------------------------

                 The date of this Prospectus is _________, 1997

                             AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048, 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

The Company's Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"). Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

This Prospectus is part of a registration statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

             (1) The Company's Registration Statement on Form SB-2 (File No. 33-66910 NY).

             (2) The Company's Registration Statement on Form SB-2 (File No. 333-23269) which became effective on March 24, 1997.

             (3) Transition Report on Form 10-KSB/A-1 for the nine months ended September 30, 1996.

             (4) Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996.

             (5) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to Diplomat Corporation, 25 Kay Fries Drive, Stoney Point, New York 10980, Attention: Secretary, telephone number (914) 786-5552.

                                  THE COMPANY

General

             The term "the Company" shall include Diplomat Corporation and its wholly-owned subsidiary, Biobottoms, Inc. ("Biobottoms") unless otherwise indicated. The term "Diplomat" shall refer to the operations of the Diplomat Corporation exclusive of the Biobottoms subsidiary.

             On February 9, 1996, Diplomat Corporation completed the acquisition of Biobottoms, a California corporation located in Petaluma, California. Biobottoms is a childrens' mail order catalog company selling apparel and accessories in the United States for newborns through preteens. Management of the Company believes that this business combination will strengthen the Company's existing business by joining the manufacturing strength and expertise of the Company with the retailing expertise of Biobottoms.

             The Company designs, develops, markets and distributes infantwear and care products, nursery accessories and the products for infant and toddler comfort and care. Through its wholly-owned subsidiary, Biobottoms, the Company also sells apparel and accessories for newborns through preteens via direct mail catalog. The Company sells primarily cloth diapers, diaper covers, furniture covers, layette, infant and child travel products, such as infant car seat covers, and other accessories marketed principally under the trademarks Ecology KidsTM and BiobottomsTN. These products are marketed in the United States and internationally. While international sales of Diplomat's products have not been material, its products are sold in several Pacific Rim countries, (Japan, Singapore, Taiwan and Malaysia). Biobottoms' products are sold domestically and internationally. Biobottoms distributes a catalog in Japan and has an 800 number which is answered in Japanese at the Petaluma office. Sales in Japan have accounted for 20% of Biobottoms' sales since the Company acquired it.

             In November 1996, the Company restructured Diplomat's Stony Point, New York operations by eliminating several of its unprofitable retail lines and downsizing its distribution facility. The Company intends to focus Diplomat's operations on its traditional core business under its Ecology KidsTM brand name, which has historically generated the largest part of the Company's revenue.

             In June 1977, the Company reached an agreement in principle to acquire Lew Magram, Ltd., a woman's fashion catalog retailer. Although the terms have not been finalized, it is currently contemplated that the acquisition will be for shares of the Company's convertible preferred stock. There can be no assurance that the acquisition will be consummated on terms favorable to the Company, if at all.

Marketing and Sales

             The primary customers of Diplomat are major mass merchandisers, including Toys 'R Us, Inc. ("Toys 'R Us") and Wal-Mart Stores, Inc.

(Wal-Mart"). The foregoing two customers represented a total of approximately 51% of the Diplomat division's total revenues during the fiscal year ended September 30, 1996. Diplomat's products are presently carried by Wal-Mart, Toys 'R Us, Target Stores and Baby Superstores, all nationally known merchants. Diplomat's products are also sold to drug store chains, catalog showrooms, mail order catalogs and food and drug chains which include Publix, Winn-Dixie and Walgreens.

             Historically, Diplomat obtained substantially all of its raw materials required for the manufacture of its products and shipped such materials to contract manufacturers, who assembled the products in accordance with the Company's specifications and under its supervision, either from facilities at the Company's Rockland County, New York warehouse and distribution facilities, or other locations in New York State.

             Biobottoms is a childrens' catalog company in the United States selling apparel and accessories primarily for newborns through preteens. The majority of the products offered for sale by Biobottoms are made of natural fibers and are designed by Biobottoms with an emphasis on comfort and ease of care. Biobottoms mailed over 9 million catalogs to its existing and prospective customers and delivered over $18 million of merchandise in 1996. The catalog is redesigned four times a year and is mailed as many as 13 times a year to a combination of customers and prospective customers. The catalog is divided into product categories, generally by the age of the child and the size of the products being offered. Biobottoms also operates a retail store selling overstocks and out-of-season items.

             Nearly 70% of Biobottoms' products are designed to its specifications and marketed under Biobottoms' brand name. Established national brands, such as CONVERSE and SARA'S PRINTS round out the product offering. Unlike other segments of the apparel industry, the demand for children's clothing is driven by the physical growth of the child, rather than changing fashions. As a result, staples and basics account for much of the merchandise mix, with low return rates and low markdowns.

             Biobottoms' brand products allow the Company to distinguish itself from other catalogs and retailers. The lower cost of these goods also gives management more pricing flexibility. Biobottoms has increased its average order size in each of the past few years by increasing the number of items per order while decreasing the average item price. Biobottoms has also significantly expanded the age range of its merchandise, testifying to the appeal of the Biobottoms brand.

             The increase in the number of working women has provided a very receptive environment for catalogers over the past two decades. The Company understands that more than 70% of women aged 25 to 54 were working full time in 1993, versus 43% in 1965. The increasing number of dual income families and single women in the workforce is expected to continue to fuel the growth of direct marketing through the 1990's.


             Even though the Company has shifted its emphasis to the Biobottoms' division, it continues to market Diplomat's products. The Company's plan is to evaluate Diplomat's business and determine which areas should be continued. Diplomat was a party to an exclusive distribution agreement ("the Lamaze Agreement") with Ambrose & Montgomery, doing business as "Lamaze from AMI". Pursuant to the Lamaze Agreement, Diplomat was granted the right to utilize the Lamaze registered trademark in conjunction with the manufacture, advertisement, promotion, distribution and sale of various products for infants. The Lamaze Agreement expired in July 1996 and the Company currently has no plans to extend it. Accordingly, the Company no longer uses the Lamaze registered trademark.

New and Planned Products

             The Company's success depends in part upon the development of strong brand identification for its current and proposed products. The primary direction of the Company's marketing plan is to promote certain of its existing products and develop new products under the Fresh Air Wear trademark. Achieving and maintaining market acceptance for its products will require significant efforts and expenditures. There can be no assurance that the Company will be successful in effecting this plan.

             Product development and selection are based upon reliability of vendors, visual appeal, perceived customer value, and uniqueness of design. Biobottoms utilizes customers feedback on products' performance and their reported preferences for new product designs, fabrications and category expansion. Biobottoms' sales are generated from both house file customers (persons who have either previously purchased from Biobottoms or requested a catalog) and rented mailing lists (names of current customers from other catalog companies). Analysis of this segmentation allows Biobottoms to mail frequently and selectively to its most responsive customers.

Sourcing

             Biobottoms provides for manufacturing and sourcing of products in a number of ways. Private label vendors supply some high volume basics, such as t-shirts, play pants and knit shorts, where price competitiveness is critical. Other manufacturers, that may be more costly, compared to private label vendors, may be used for products requiring shorter lead times or testing fashion trends. This provides greater flexibility for inventory management. Biobottoms' manufacturing group provides control of the manufacturing process by closely supervising all phases of production with local consultants and contractors. Biobottoms' manufacturing group is a convenient source for testing new private label product concepts. Branded merchandise from a variety of manufacturers is the further source of products for Biobottoms.


Major Customers

             For the fiscal year ended December 31, 1995, two of the Company's customers, Toys 'R Us and Wal-Mart individually accounted for approximately 23% and 36% respectively, of the Diplomat net sales. For the nine month period ended September 30, 1996, such customers individually accounted for 11% and 40%, respectively, of the Diplomat division's sales. Sales to such customers accounted for approximately 22% of the Company's sales for the nine month period ended September 30, 1996. The Company has no written contracts with such customers and there can be no assurance that such customers will continue to purchase products from the Company. The loss of either of these customers would have a materially adverse effect on the Company's business.

             In addition, the Company sold its products to approximately 500 retail accounts consisting primarily of mass merchandisers and toy retailers, and, to a lesser extent, drug store chains, catalog showrooms, mail order operations and food store chains. In addition to Toys'R Us and Wal-Mart, the Company's customers include Burlington Coat Factory, Kids 'R Us, Winn- Dixie Supermarkets, American Drug Stores, Baby Superstores, Eckerd Drugs, Walgreens, Caldor, Target Stores and Publix Supermarkets. A reduction in the number of retail accounts from prior periods reflects a change in customer mix, with an increased emphasis on mass merchandisers and chain stores. The decrease also reflects general economic conditions which include a decrease generally in the number of retailers.

             Seasonality of product is generally not a factor affecting the Company's sales. Sales fluctuations are, however, affected by special seasonal promotional activities of the merchandise retailer.

Quality Assurance

             Products developed for either Biobottoms or Fresh Air Wear and Ecology Kids brands are chosen based upon the following criteria:

                  o   Quality
                  o   Price/Value
                  o   Fabric
                  o   Fit
                  o   Testing
                  o   Exclusivity
                  o   Color/Print
                  o   Styling
                  o   Manufacturing Responsibility
                  o   Merchandising

             Additionally, a minimum of two additional features beyond the must have requirements that add appropriate performance or styling benefits, and are comparable to the benchmarks, must be added. These include, but are not limited to:

                  Specialized fabrications
                  Premium construction details
                  Appropriate decorative items, such as buttons
                  Logos, Patches and  Graphics to enhance brand identification

Governmental Regulation

             As a seller of infant products, the Company is subject to laws and regulations administered by various states and the Federal Trade Commission. As a seller of bedding products, the Company is also required to maintain licenses in the various states where it conducts business. These licenses subject the Company to compliance with a variety of laws and regulations regarding the labeling and cleanliness of its products. In addition, the Company has all of its bedding products produced to the upholstered product specifications required by the flammability laws of the State of California, which the Company believes to be the most stringent in the United States. The Company believes that it complies with the laws and regulations in all material respects.

Product Liability

             The Company currently has an aggregate of $2,000,000 of product liability insurance for its current products with an umbrella policy of up to an aggregate of $3,000,000. The Company does not intend to increase such coverage upon commercialization of any other product under development. There can be no assurance that the Company's existing coverage will be sufficient to cover any liability resulting from any product liability claims or that the Company would have funds available to pay any claims over the limit of its insurance. Either an under insured or an uninsured claim could have a materially adverse effect on the Company.

Trademarks, Patents and Proprietary Rights

             The Company's success depends, in part, upon the development of strong brand identification for its current and proposed products. Diplomat has trademark protection for the name Ecology Kids(TM) and historically relied heavily on its right to utilize the Lamaze name in accordance with its now expired distribution agreement with AMI. Although there can be no assurance thereof, the Company does not believe that the inability to use the Lamaze name will have an adverse effect on the Company.

             The Company has trademark protection to utilize the name "Fresh Air Wear" in connection with the sale of Biobottoms' products and may apply for other trademarks as it deems appropriate. There can be no assurance that future trademark protection will be obtained, or that if obtained, will not be infringed upon by others. In addition, if any of the Company's trademarks are infringed upon, there can be no assurance that the Company can successfully challenge any alleged infringement. In the event that it became necessary to establish recognition of alternative trademarks, the cost of such development could be substantial, and, as a result, materially adversely affect the Company's business and prospects.


             In November 1992 the Company acquired the four-year exclusive License to a United States patented thermochromatic process that can be utilized with a diaper cover to indicate wetness and soiling through heat generated color changes. This License was entered into for the purpose of promoting an extension of the Company's diaper cover business and for use in developing a disposable diaper pad product combination, providing the convenience of disposable diapers, while generating significantly less solid waste. Plans to develop the disposable diaper pad product are not being actively pursued at this time. The License required that the Company pay fixed annual minimum royalty payments of $50,000 in 1993, $87,500 in 1994, and $100,000 in 1995 and 1996. All minimum royalty payments required to be paid have been paid through 1995 and the balance of the 1996 payments are to be paid in 1997. The Company did not exercise its right to extend the License.

Competition

             There are a wide range of catalogs selling infant and childrens' apparel in competition with Biobottoms. These vary from general catalog merchandisers, such as JC Penney, to smaller specialty childrens' apparel catalogs. Biobottoms believes it competes primarily with the latter, which group includes: Hanna Anderson, Playclothes, Childrens Wear Digest, Storybook Heirlooms, Wooden Soldier, and Lands End Kids. Companies in the catalog business compete on price, product quality, features, benefits, brand name and customer service. Biobottoms seeks to market a product line that is distinctive from its competitors. Biobottoms also competes with non-mail order childrens' clothing retailers, including specialty stores, department stores, major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors outside the direct mail industry. Although certain of these direct competitors have greater financial and marketing resources, Biobottoms believes that it has been able to be competitive because of its ability to offer quality products, reasonable prices and outstanding customer service.

             The infant and toddler products industries are extremely competitive in the United States and Diplomat faces substantial competition in each of its product lines. The Company competes in a variety of segments within these product categories, including disposable diapers, infant and juvenile furnishings and accessories. Competitive factors include quality, price, style, name recognition and service. Although the Company believes that it can compete favorably in these areas, there can be no assurance thereof.

Employees

             As of May 20, 1997, the Company had 35 full time employees in its Stony Point facility. Of such employees, three act in executive capacities, three are full time sales and marketing personnel, one is a customer service representative and 28 are administrative and warehouse personnel. None of the employees are covered by a collective bargaining agreement.

The Company considers its relations with the employees to be good.

             Biobottoms employs permanent, full time and part time employees, part time casual (not eligible for benefits), and temporary workers due to seasonal increases in its sales volume. This allows for optimal employment levels during peak and slack times. Also, it allows a portion of the work force the option of flexible working hours. At May 20, 1997, Biobottoms employed 131 employees and 134 full time equivalents (total employee and temporary hours divided by an annual 40 hour week). None of the Biobottoms employees are represented by any labor union.

Properties and Facilities

             In December 1992, Loshell Realty Corporation ("Loshell"), owner of the real estate and buildings housing the Company's warehouse and distribution facilities located at 25 Kay Fries Drive, Stony Point, New York (the "Facilities"), transferred to the Company a fee interest in the Facilities, subject to purchase money mortgage indebtedness. The Facilities consist of five buildings aggregating approximately 40,000 square feet, located on approximately seven acres. The Facilities had an adjusted basis of $1,984,857 when transferred to the Company. Approximately 6,000 square feet of the Facilities are utilized by the Company's contract manufacturers located at the premises. Sheldon R. Rose, the Company's former President and Chief Executive Officer and his wife are the sole shareholders of Loshell. In connection therewith, the Company assumed purchase money mortgage indebtedness of Loshell aggregating approximately $1,799,000 ($1,101,000 with respect to a first mortgage note due August 2010, bearing interest at an initial rate of $11.75% adjusted every three years, commencing July 1993 (currently 8.375%) and $698,000 with respect to a subordinated mortgage note originally due July 1995, but extended to January 1998, bearing interest at an initial rate of 11.5% per annum. Mr. Rose and his wife have personally guaranteed payment of the first mortgage, and Mr. Rose and Loshell are co-makers of the subordinated mortgage note. The Company pays approximately $26,000 per month for both mortgage payments and real estate taxes.

             Biobottoms leases approximately 17,600 square feet of office space and 18,700 square feet of warehouse space in Petaluma, California. In addition, Biobottoms leases 1,700 square feet of retail space in Petaluma, California. Total fixed monthly payments (exclusive of any applicable common area maintenance charges) currently under these leases is $28,632 and the lease agreements provide for fixed annual increases. The office lease and warehouse leases expire on July 1, 1997. No determination has been made as to whether either or both of these leases will be renewed. These properties are adequate for current planned operations. Other suitable facilities are available at competitive prices and terms. The retail lease for Petaluma renews bi-annually.

Legal Proceedings

             In September 1996, the Company was named as a defendant in an action brought in the

Supreme Court of the State of New York, County of Rockland (Richard Tracy and Anne Tracy v. Insulx Product Corporation, Consolidated Rail Corporation, Diplomat Corporation and Bruce M. Smith Contracting Corporation). Mr. Tracy alleges that the defendants negligent maintenance of a railroad crossing adjacent to the Company's property caused him to collide with a train. Mr. Tracy is seeking $10,000,000 in damages for his injuries, and Mrs. Tracy is seeking an additional $1,000,000 in damages for loss of Mr. Tracy's services. The Company and its insurance carrier intend to vigorously defend against these claims. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for the liability has been made in the accompanying financial statements. Additionally, the Company maintains $1,000,000 of insurance coverage which could be applied to any liability posed by this matter.

             On November 20, 1996, a charge of employment discrimination was filed with the Equal Employment Opportunity Commission ("EEOC") (Charge No. 171970094) and the New Jersey Division on Civil Rights by a former employee alleging violations of Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act against Diplomat Corporation. Specifically, the former employee alleges that Diplomat and certain current and former officers discriminated against her based on her sex, disability and in retaliation for complaining of such discrimination. The former employee is seeking reinstatement and back pay in the amount of $70,000. It is not possible to anticipate a potential damages award. At this time, the EEOC is in the investigatory stage and has yet to make a determination. The Company intends to vigorously defend these claims.

             In February 1997, Francine Nichols, a former consultant to the Company, commenced and action against the Company in the Supreme Court of the State of New York, New York County, to recover approximately $240,000 allegedly due under a consulting agreement between Ms. Nichols and the Company. The Company disputed each claim and intends to vigorously defend against them. However, should the claimant prevail, the result may have a material adverse affect on the Company.

             Other than the above claims, the Company has no notice of any pending or threatened material litigation.

                                  RISK FACTORS

             Prospective investors should carefully consider the following factors, in addition to the other information contained in this Memorandum, in connection with investments in the shares of Common Stock offered hereby. This Memorandum contains certain forward- looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Memorandum. An investment in the securities offered hereby involves a high degree of risk.

                     1. Recent Losses. During the fiscal years ended September 30, 1996 and December 31, 1995, the Company reported net losses of approximately $7,225,000 (including non-recurring costs of approximately $1,739,000 related to the restructuring of the Company's business) and $720,878, respectively. In November 1996, the Company changed its fiscal year end to September 30. There can be no assurance that the Company will operate profitably in the future. As of March 31, 1997, the Company had an accumulated deficit of approximately $8,077,336.

                     2. Default under Biobottoms Agreement; Possible Need For Additional Financing. Diplomat's principal secured commercial credit facility and that of Biobottoms, together with funds from operations, do not provide the Company with sufficient capital resources to fund adequately its working capital obligations and obligations to pay certain installments due with respect to the acquisition of Biobottoms. As of March 31, 1997, the aggregate borrowings by Diplomat and Biobottoms from its institutional lender was $3,248,682. As of the date hereof, Diplomat and Biobottoms have borrowed the maximum amounts available under the terms of the credit facilities. The Company was obligated to make payments aggregating $1,125,000 to the former shareholders of Biobottoms which payments are currently in default. The former shareholders of Biobottoms have put the Company on notice of such default, rendering the entire principal amount of $1.5 million plus accrued interest immediately due and payable. Under a standstill agreement, they have agreed to take no action to enforce the default prior to December 31, 1997. In the event that the total obligation of $1.5 million plus interest to former shareholders of Biobottom is not paid by December 31, 1997, the former Biobottoms' shareholders can, under said standstill agreement, commence an enforcement action concerning the default. Furthermore, failure to pay the obligations to the former shareholders of Biobottoms by October 1, 1997 would constitute a default under the Company's and Biobottom's commercial credit facilities with Congress Financial Corporation ("Congress Financial"), which would permit Congress Financial to declare any of those facilities in default and require immediate repayment of the Congress Financial loans. Should either Congress or the former Biobottoms shareholders seek enforcement of their respective defaults, such enforcement will have a material adverse effect on the Company. As such, the Company may be required to seek financing or curtail its business operations. There can be no assurance that such financing will be available or that it will be available on terms acceptable to the Company.

                     3. Litigation. The Company has three pending claims against it which represent potential liability, based on damages alleged and sought by the plaintiffs, in the aggregate amount of approximately $11,310,000. The Company disputes each of the three claims and intends to defend them vigorously. A negative ruling in any or all of these may have a material adverse effect on the operations of the Company. See "The Company - Legal Proceeding."

                     4. New and Planned Products. The Company's success depends, in part, upon the development of strong brand identification for its current and proposed products. The primary direction of the Company's marketing plan is to promote certain of its existing products and develop new products marketed under its trademarks. Achieving and maintaining market acceptance for its products will require significant efforts and expenditures. There can be no assurance that the Company will be successful in effecting this plan.

                     5. Trademarks, Patents and Proprietary Technology. Although Diplomat has trademark protection for the name Ecology Kids, it has historically relied heavily on its rights to utilize the Lamaze name pursuant to a distribution agreement with AMI. The agreement expired in July 1996 and has not been extended. There can be no assurance that the inability to use the Lamaze name will not have an adverse effect on the Company. In addition, the Company currently has trademark protection to utilize the name "Fresh Air Wear" in connection with the sale of Biobottoms' products and may apply for other trademarks as it deems appropriate. There can be no assurance that any future trademark registrations will be issued to the Company, that others will not infringe upon the Company's trademarks, or that the Company can successfully challenge any infringement. In the event that it becomes necessary to establish recognition of alternative trademarks, the cost of such development could be substantial, and as a result, have a material adverse effect on the Company's business and prospects.

                     6. Possible Adverse Effects of Security Interests in the Company's Assets. All of the Company's assets (with the exception of its real estate which is also subject to mortgages), are pledged as collateral to secure
(i) the Company's term loan indebtedness, (ii) obligations to a principal stockholder, and (iii) indebtedness incurred in connection with the acquisition of Biobottoms. Unless these security interests are released, such assets will not be available to secure future indebtedness, and as such may adversely affect the Company's ability to borrow money in the future. Moreover, in the event of a default by the Company on any of its obligations (which default is not waived), including with respect to the financial covenants contained in the credit agreement between the Company and Congress Financial (as such term is hereinafter defined), such lender could foreclose on the Company's assets. In addition, the Company's real estate is subject to two mortgage liens; default by the Company of either mortgage lien could result in the loss of the Company's real estate and its principal place of business.

                     7. Possible Conflicts of Interest. As of May 22, 1997, Mr. Robert M. Rubin, a director and principal shareholder of the Company, beneficially owns approximately 55.14% of the voting power of the Company's voting stock. See "Principal Stockholders" and "Description of Securities." Mr.

Rubin has also provided (i) Congress Financial with a limited guaranty related to the Company's indebtedness to Congress Financial, (ii) the former
Biobottoms' stockholders with a limited guarantee related to the Company's indebtedness to such shareholders, and (iii) a $200,000 loan to the Company to help fund inventory. In addition, the Company has reached an agreement in principle to acquire Lew Magram, Ltd., a woman's fashion catalogue retailer.
Mr. Rubin is a principal stockholder of Lew Magram, Ltd. There can be no assurance that Mr. Rubin's relationships with the Company, as a creditor, principal stockholder and a director, or Mr. Rubin's relationship as a principal stockholder of Lew Magram, will not give rise to conflicts with respect to future transactions by the Company. If such conflicts arise, there can be no assurance that they will be resolved in favor of the Company.

                     8. Dependence Upon Primary Customers. For the fiscal year ended December 31, 1995 and nine months ended September 30, 1996, two of Diplomat's customers, Toys R Us and Wal-Mart, accounted for 23% and 36% and 11% and 40%, respectively, of the Diplomat division's net sales. The Company has no written contracts with either Toys R Us or Wal-Mart and there can be no assurance that such customers will continue to purchase products from Diplomat. The loss of either of these customers could have a materially adverse effect on the Company's business.

                     9. Substantial Competition. The infant and toddler products and children's apparel industry segments in which the Company competes are extremely competitive. The Company faces substantial competition in each of its product categories. Diplomat competes in a variety of segments within these categories, including disposable diapers, cloth diapers, infant's and juvenile furnishings, infantwear and accessories. Diplomat's primary competition in the cloth diaper market is Gerber Products Company ("Gerber") and Dundee Mills ("Dundee"). Diplomat faces additional competition from foreign manufacturers with respect to cloth diapers. The United States infant disposable diaper market is led by nationally recognized branded product leaders Proctor & Gamble and Kimberly-Clark. In addition, Gerber produces layette and infantwear products competitive with Diplomat's layette and infantwear products and produces a diaper cover product which also competes generally with the diaper covers sold by Diplomat.

                     There are numerous infant and children's apparel catalogs in competition with Biobottoms, ranging from general catalog merchandisers, such as J.C. Penney, to smaller specialty children's apparel catalogs. Biobottoms believes that it competes primarily with the smaller specialty catalogs, including Hanna Anderson, Playclothes, Children's Wear Digest, Storybook Heirlooms, Wooden Soldier, and Land's End Kids. Biobottoms also competes with non-mail order children's clothing retailers, including specialty stores, department stores, major chains and discount retailers. Gap Kids, Gymboree and other national retailers are also competitors outside the direct mail industry.

                     Many of the Company's competitors have substantially

greater financial, distribution, marketing and other resources and have achieved significant name recognition and goodwill for their brand names. There can he no assurance that either Diplomat or Biobottoms will be able to compete successfully with its competitors.

                     10. Product Liability. The Company currently has an aggregate of $2,000,000 of product liability insurance for its current products with an umbrella policy up to an aggregate of $3,000,000. There can be no assurance that the Company's existing coverage will be sufficient to cover any liability resulting from any product liability claims or that the Company would have funds available to pay any claims over the limit of its insurance. Either an under insured or an uninsured claim could have a material adverse effect on the Company.

                     11. State and Federal Regulation. As a seller of infant and juvenile products, the Company is subject to laws and regulations administered by various states and the Federal Trade Commission ("FTC"). As a seller of bedding products, Diplomat is also required to maintain licenses in the various states where it conducts business. These licenses subject the Company to compliance with a variety of laws and regulations regarding the labeling and cleanliness of its products. In addition, federal and state regulations designed to protect consumers govern the promotion and advertising activities of the Company and other sellers of the Company's products. Although the Company believes it is currently in compliance with all laws and regulations where the failure thereof might materially adversely affect its business or financial condition, changes in laws and regulations could have a material adverse affect on the Company and require substantial costs in order to be in compliance with such new laws and regulations.

                     12. Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management, particularly Jonathan Rosenberg, the President and a director of the Company, and Stuart A. Leiderman, Executive Vice President and a director of the Company, could delay or prevent the efforts of the Company to achieve its goals and have a material adverse effect on the Company. The Company does not currently have employment agreements with either Mr. Rosenberg or Mr. Leiderman.

                     13. Control by Principal Shareholders, Officers and Directors. As of May 22, 1997, the Company's principal shareholders, directors and officers beneficially own approximately 62.54% of the Company's voting stock. See "Principal Stockholders." As such, the Company's principal stockholders, officers and directors are able to exercise control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company, and as a result will be able to control the Company's affairs and management. The Company's articles of incorporation do not provide shareholders with cumulative voting rights.


                     14. Outstanding Warrants, Options and Other Convertible Securities; Registration Rights. As of May 22, 1997, the Company has outstanding the following warrants, options and other convertible securities: (i) 581,175 Class A Warrants and an underwriter's unit purchase option entitling the holder thereof to acquire 50,000 units, each unit consisting of three shares of common stock and one common stock purchase warrant, (ii) options entitling the holders thereof to acquire in the aggregate 150,000 shares of common stock issued pursuant to the Company's 1992 stock option plan, (iii) options entitling the holders thereof to purchase 150,000 shares of common stock issued pursuant to the Company's August 1996 stock option plan, (iv) options entitling the holders thereof to purchase an aggregate of 1,185,000 shares of common stock issued pursuant to the Company's November 1996 stock option plan, (v) 100,000 shares of Series A Preferred Stock, convertible by its terms into 1,000,000 shares of the Company's Common Stock, (vi) 200,000 shares of Common Stock underlying options granted to two persons pursuant to consulting agreements, and (vii) 290,000 Shares of Series B Preferred Stock (with a liquidation value of approximately $2,900,000), and 60,000 shares of Series C Preferred Stock (with a liquidation value of $600,000), all of which is convertible into Common Stock at 75% of the market price for the Common Stock at the time of conversion. There is no provision granting the Company the right to redeem any of the above-mentioned convertible securities. To the extent that such securities are exercised, dilution to the interest of the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such securities can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants, options or preferred stock. In addition, certain of the above mentioned securities are subject to certain demand and/or piggyback registration rights. Such registration rights could result in substantial expense to the Company and adversely affect any future equity or debt financing. The sale of Common Stock or other securities held by or issuable to the holders of registration rights or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities.

                     15. No Dividend. Since terminating its election to be taxed as an S Corporation in June 1992, the Company has not paid dividends on its Common Stock. The Company intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase any of the securities offered hereby.

                     16. Possible Volatility of Stock Price; Stock Market Volatility. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price.

Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. The price of the Company's Common Stock, in particular, has been volatile. Due to the sporadic trading and volatility, the Company does not believe that an established trading market exists for its Common Stock.

                     17. Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding, 2,186,000 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that Diplomat is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of May 22, 1997, 1,091,000 shares of Common Stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                     18. NASDAQ Eligibility and Maintenance Requirements; Possible Delisting of Common Stock from NASDAQ SmallCap; Risks of Low-Priced Stocks. The Common Stock and Class A Warrants are traded in the over-the-counter market and are quoted on the NASDAQ SmallCap Stock Market ("NASDAQ"). For continued listing, an issuer, among other things, must have $1,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ SmallCap's maintenance criteria in the future, its Common Stock may be delisted from NASDAQ, if any, in the Company's Common Stock, would thereafter be conducted in the over the counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock.

                     Recently, a proposal has been made to increase the criteria for continued listing on the Nasdaq SmallCap Market. If implemented as proposed, stricter criteria for continue delisting on The Nasdaq SmallCap Market would be imposed, including the implementation of a $2,000,000 net tangible assets test, higher public float and market value of public float criteria and the implementation of new corporate governance rules. No assurance can be given that such proposal will be adopted or if adopted, that it will be adopted in its current form.


                     19. Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance requirements for the NASDAQ and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having a minimum of $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

             The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

             If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. There is no assurance that trading in the Common Stock will not be subject to these or other regulations that would adversely affect the market for such securities.

                                USE OF PROCEEDS

             The Company will not receive any proceeds from the Selling Stockholder's sale of shares of Common Stock.

                              SELLING STOCKHOLDER

The Selling Stockholder acquired the Shares in connection with the Consulting Agreement.

The following table sets forth the (a) the name of the Selling Stockholder, (b) the number of shares of Common Stock beneficially owned by the Selling Stockholder as of June 20, 1997 and (c) the number of shares of Common Stock to be beneficially owned by the Selling Stockholder following this offering, assuming the sale pursuant to this offering or otherwise of all shares of Common Stock that are the subject of the Registration Statement of which this Prospectus is a part, which shares are being registered. There is no assurance, however, that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.

Selling           Beneficial          Shares                  Shares Owned
Stockholder       Ownership           Offered Hereby          After Offering
-----------       ---------           --------------          --------------

Hugh Levey        100,000             100,000                 0

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

                     The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

                              PLAN OF DISTRIBUTION

The Shares offered hereby are being sold by the Selling Stockholder as a principal for his own account. The distribution of the Shares by the Selling Stockholder may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Stockholder will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022. Mr. Wesley C. Fredericks, Jr., a member of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP has been appointed as a director of the Company effective July 1, 1997. Three partners of the firm, including Mr. Fredericks, own an aggregate of 350,000 shares of the Company's common stock and options to purchase another 250,000 shares pursuant to the August 1996 Stock Option Plan and November 1996 Stock Option Plan.

                                    EXPERTS

The consolidated financial statements of the Company and its subsidiary incorporated in this Prospectus by reference to the Company's Transitional Report on Form 10-KSB as of September 30, 1996 and for the nine months then ended have been audited by Feldman Radin & Co., P.C., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No underwriter, dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any juris-diction where such offer or solicitation would be unlawful. Neither delivery of this Prospectus nor any Common Stock sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


TABLE OF CONTENTS                               Page
-----------------                               ----

Available Information. . . . . . . . . . . .       2
Incorporation of Certain
  Documents by Reference . . . . . . . . . .       3
The Company. . . . . . . . . . . . . . . . .       4
Risk Factors . . . . . . . . . . . . . . . .      11
Use of Proceeds. . . . . . . . . . . . . . .      17
Selling Stockholder. . . . . . . . . . . . .      18
Indemnification of
  Officers and Directors . . . . . . . . . .      19
Plan of Distribution . . . . . . . . . . . .      20
Legal Matters  . . . . . . . . . . . . . . .      21
Experts  . . . . . . . . . . . . . . . . . .      22

==============================================================================

                           DIPLOMAT CORPORATION

                           100,000 shares of
                           Common Stock

                           June ____, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

             (1) The Company's Registration Statement on Form SB-2 (File No.33-66910 NY).

             (2) The Company's Registration Statement on Form SB-2 (File No.333-23269) which became effective on March 24, 1997.

             (3) Transition Report on Form 10-KSB/A-1 for the nine months ended September 30, 1996.

             (4) Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996.

             (5) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to Diplomat Corporation, 25 Kay Fries Drive, Stoney Point, New York 10980, Attention: Secretary, telephone number (914) 786-5552.

Item 4.      Description of Securities

The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.      Interests of Named Experts and Counsel

Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022. Three partners of the firm, including Wesley C. Fredericks, Jr. who has been appointed a director of the Company, own an aggregate of 350,000 shares of the Company's common stock and options to purchase another 250,000 shares pursuant to the August 1996 Stock Option Plan and November 1996 Stock Option Plan.

Item 6.      Indemnification of Directors of Officer

             The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

             The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 7.      Exemption from Registration Claimed


Not Applicable.

Item 8.      Exhibits

5            Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP.

10.1         Consulting Agreement dated May 13, 1997 between the Company and
             Hugh Levey.

24.1         Consent of Feldman Radin & Co., P.C.

24.2 Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP (included in Exhibit 5).

Item 9.      Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this

             Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 20 day of June, 1997.

                           DIPLOMAT CORPORATION

                           By: /s/ Jonathan Rosenberg
                               ----------------------
                               Jonathan Rosenberg
                               President

Pursuant to the requirements of the Securities Act of 1933, this Form S-8/S-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                          Date
---------                     -----                          ----

/s/ Jonathan Rosenberg        Chief Executive Officer,       June 20, 1997
----------------------        President and Director
Jonathan Rosenberg


/s/ Stuart A. Leiderman       Executive Vice President       June 20, 1997
-----------------------       and Director
Stuart A. Leiderman

/s/ Irwin Oringer             Chief Accounting Officer       June 20, 1997
-----------------------       and Controller
Irwin Oringer

/s/ Robert M. Rubin           Chairman of the Board          June 20, 1997
-----------------------
Robert M. Rubin


                              Director                       June __, 1997
-----------------------
Howard Katz

                                  EXHIBIT INDEX

4.3          Consulting Agreement between the Company and Hugh Levey dated
             May 13, 1996.

5.           Opinion of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP

24.1         Consent of Feldman Radin & Co., P.C.

24.2 Consent of Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP (included in Exhibit 5)